Exhibit 10.1
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN EXCLUDED, AS MARKED WITH BRACKETS (“[****]”), BECAUSE SUCH PORTIONS ARE NOT MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANTS TREATS AS PRIVATE OR CONFIDENTIAL.

    CREDIT AGREEMENT
dated as of
March 25, 2022,
among
TRUPANION, INC.
as Borrower,
THE LENDERS PARTY HERETO,
and

PIPER SANDLER FINANCE, LLC,
as Administrative Agent

Page

i

(continued)
Page

(continued)
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(continued)
SCHEDULES
Schedule 1.01(a)     -     Mortgaged Properties
Schedule 1.01(b)     -     Excluded Subsidiaries
Schedule 2.01    -    Lenders and Commitments
Schedule 3.08    -    Subsidiaries
Schedule 3.09    -    Litigation
Schedule 3.17    -    Environmental Matters
Schedule 3.18    -    Insurance
Schedule 3.19(a)    -    UCC Filing Offices
Schedule 3.20(a)    -    Owned Real Property
Schedule 3.20(b)    -    Leased Real Property
Schedule 3.26    -    Regulated Insurance Companies
Schedule 5.14        -    Post-Closing Requirements
Schedule 6.01(a)    -    Existing Indebtedness
Schedule 6.02(a)    -    Existing Liens
Schedule 6.04(a)    -    Existing Investments
EXHIBITS
Exhibit A    -    Form of Administrative Questionnaire
Exhibit B    -    Form of Assignment and Acceptance
Exhibit C    -    Form of Borrowing Request
Exhibit D    -    Form of Affiliate Subordination Agreement
Exhibit E    -    Form of Tax Compliance Certificates
Exhibit F    -    Form of Compliance Certificate
Exhibit G    -    Key Performance Indicators

CREDIT AGREEMENT dated as of March 25, 2022 among TRUPANION, INC., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and PIPER SANDLER FINANCE, LLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders.
The Borrower has requested the Lenders to extend credit in the form of (a) Initial Term Loans on the Closing Date, in an aggregate principal amount of $60,000,000, (b) Delayed Draw Term Loans from time to time during the Delayed Draw Availability Period in an aggregate principal amount not in excess of $75,000,000, and (c) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15,000,000.
The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (c) Adjusted Term SOFR applicable for a one-month tenor commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 1.75%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.
“ABR Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of “Term SOFR”.
“Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, which provides for the Administrative Agent to have “control” (as defined in Section 9-104 of the Uniform Commercial Code or Section 8-106 of the Uniform Commercial Code, the PPSA or the STA, as applicable) over deposit accounts or securities accounts, as applicable.
“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(i).
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined would otherwise be less than 0.75%, then Adjusted Term SOFR shall be deemed to be 0.75%.
“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. None of the Administrative Agent, any Lender or any Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Party for purposes of this Agreement.
“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit D pursuant to which intercompany obligations and advances owed by any Loan Party to any non-Loan Party Subsidiary are subordinated to the Obligations.
“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Applicable Insurance Code” shall mean, as to any Regulated Insurance Company, the insurance code or other statute (including, for greater certainty, the Insurance Companies Act (Canada)) of any state, province, territory or other jurisdiction where such Insurance Company or other Person is domiciled or doing or carrying on insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time.
“Applicable Insurance Regulatory Authority” shall mean, when used with respect to any Regulated Insurance Company, the insurance department or similar administrative authority or agency (including, for greater certainty, the Office of the Superintendent of Financial Institutions) located in (a) each state, province, territory or other jurisdiction in which such Regulated Insurance Company is domiciled or (b) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state, province, territory or other jurisdiction in which such Regulated Insurance Company is licensed or organized, and shall include any U.S. Federal or national insurance regulatory department, authority or agency that may be created that asserts regulatory jurisdiction over such Regulated Insurance Company.
“Applicable Margin” shall mean, for any day, with respect to any Loan, (a) in the case of any SOFR Loan 5.00% per annum and (b) in the case of any ABR Loan, 4.00 % per annum.
“Asset Sale” shall mean the sale, division, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Real Estate Subsidiary or any Loan Party to any Person other than the Borrower or any Guarantor of (a) any Equity Interests of any of its Subsidiaries (other than directors’ qualifying shares and shares issued to employees, service providers and Joint Venture partners) or (b) any other assets of the Real Estate Subsidiary or any Loan Party (other than inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case, disposed of in the ordinary course of business).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent (with the consent of any party whose consent is required by Section 9.04), in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.08.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.08(b).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75% on any date of determination, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or a negative value or zero), that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b)

any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period”, the definition of “Business Day”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and Required Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Required Lenders, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Required Lenders, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to then-current Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator of such Benchmark, a resolution authority with jurisdiction over the administrator of such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator of such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by or on behalf of the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark is no longer representative.
“Benchmark Transition Start Date” shall mean in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.08 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder pursuant to Section 2.08.
“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity Interests and (b) a single individual with significant responsibility to control, manage or direct the Borrower.
“Beneficial Ownership Certificate” shall mean, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower and any other beneficial ownership certification required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto.
“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.01(c).
“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Budget” shall have the meaning assigned to such term in Section 5.04(g).
“Business Day” shall mean any day other than (a) a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Canadian Defined Benefit Pension Plan” shall mean any Foreign Pension Plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Guarantee and Collateral Agreement” shall mean the Canadian Guarantee and Collateral Agreement, to be delivered pursuant to Section 5.14, among the Canadian Subsidiaries and the Administrative Agent for the benefit of the Secured Parties.
“Canadian Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of Canada or any province or territory thereof.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to Section 1.02 hereunder).
“Casualty Event” shall mean any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Real Estate Subsidiary, the Borrower or any other Loan Party.
A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall own, directly or indirectly, beneficially or of record, shares representing more than [****]% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans or Delayed Draw Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Initial Term Loan Commitment or Delayed Draw Commitment.
“Closing Date” shall mean March 25, 2022.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties; provided that the Collateral shall not include any Excluded Assets.
“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Initial Term Loan Commitment and Delayed Draw Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(d).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean, for any period, [****].
“Consolidated Operating Income” shall mean, for any period, [****].
“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP [****].
“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been, or are required to have been, delivered pursuant to Section 3.05 or Section 5.04, as applicable.
“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets or properties is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.
“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect (including, for greater certainty, the Bankrupcty and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and any applicable corporations legislation to the extent relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt).
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, receiver and manager, custodian, conservator, trustee, administrator, monitor, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or U.S. Federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Advance Date” shall mean, with respect to any Delayed Draw Term Loan, the date such Delayed Draw Term Loan is extended by the Lenders.
“Delayed Draw Availability Period” shall mean the period from the date immediately after the Closing Date through the date that is 18 months after the Closing Date; provided if such day is not a Business Day, then Delayed Draw Availability Period shall be deemed to mean the preceding Business Day.
“Delayed Draw Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder as set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Delayed Draw Commitment, and “Delayed Draw Commitments” shall mean, collectively, the sum of all Lenders’ Delayed Draw Commitments, which as of the Closing Date amount to $75,000,000 in the aggregate.
“Delayed Draw Commitment Fee” shall have the meaning assigned to such term in Section 2.05(b).
“Delayed Draw Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety-one days after the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is ninety-one days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Early Payment Fee” shall have the meaning assigned to such term in Section 2.05(e).
“Early Payment Percentage” shall mean, in connection with any Premium Event with respect to any Term Loan, if such Premium Event occurs at any time (a) on or prior to the first anniversary of the date such Term Loan is incurred hereunder, [****]%, (b) after the first anniversary of the date such Term Loan is incurred hereunder and on or prior to second anniversary of the date such Term Loan is incurred hereunder, [****]% and (c) thereafter, zero.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.13(b).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) in the case of any assignment of any Term Loan Commitments or any Term Loans, (i) a Lender, (ii) an Affiliate of a Lender and (iii) a Related Fund of a Lender, (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, and (iii) a Related Fund of a Revolving Credit Lender, and (c) in the case of any assignment of any Commitments or any Loans, any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) except when an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any proposed Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates.
“Environmental Laws” shall mean all current and future federal, state, provincial, territorial, municipal, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or a determination that any Plan or Multiemployer Plan is, or reasonably would be expected to be, an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the failure by the Borrower or any of its ERISA Affiliates to make a required contribution to any Plan that results in, or would be reasonably expected to result in, the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary would otherwise be liable or (i) the occurrence of a Foreign Benefit Event.
“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.13(c).
“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.13(c).
“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.13(c).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, [****].
“Excluded Account” shall mean any deposit account of any Loan Party that (a) is used solely (i) to pay payroll, employee wage and benefit payments or payroll Taxes, (ii) for escrow, fiduciary or trust purposes, (iii) as a zero balance, (iv) as a sweep account (so long as such account is fully swept to another account (other than another Excluded Account) on a daily or weekly basis) or (v) to hold cash collateral pledged to secure a Lien permitted pursuant to Section 6.02 or (b) in the aggregate for all deposit accounts under this clause (b), does not exceed an average daily balance of $[****] or such higher amount as shall be approved by the Administrative Agent (acting at the direction of the Required Lenders in their discretion).
“Excluded Assets” shall mean (a) assets to the extent the burden or cost of granting or perfecting a security interest therein outweighs the benefit of such security to the Lenders as reasonably determined by the Borrower and the Administrative Agent, (b) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar notice with respect thereto (after which such trademarks shall automatically become part of the Collateral), to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law, (c) any lease, license, permit, franchise, charter, authorization or other contract or agreement, and any of the Loan Parties’ rights or interests thereunder or assets subject thereto, to the extent that and for so long as a grant of a security interest therein would violate or invalidate such lease, license, permit, franchise, charter, authorization or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any of its Subsidiaries), only to the extent such prohibition was not created in contemplation of the creation of a security interest therein under the Security Documents; provided that the foregoing exclusion shall not apply if (x) such prohibition has been waived or such other Person has otherwise consented to the creation of a security interest in such lease, license, permit, franchise, charter, authorization or other agreement or (y) such prohibition would be rendered ineffective pursuant to any applicable provision of the Uniform Commercial Code or the PPSA as then in effect in any relevant jurisdiction, or any other applicable law (including any applicable Debtor Relief Laws); provided, further, that immediately upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the term “Collateral” shall include such lease, license, permit, franchise, charter, authorization or other agreement as if such provision had never been in effect, (d) Equity Interests issued by any Person (other than the Borrower and its Wholly Owned Subsidiaries) solely to the extent not permitted by the terms of such Person’s organizational or Joint Venture documents (and only to the extent such prohibition was not created in contemplation of the creation of a security interest therein under the Security Documents); provided that the foregoing exclusion shall not apply if (x) such prohibition has been waived or the applicable Person has otherwise consented to the creation of a security interest in such Equity Interests or (y) such prohibition would be rendered ineffective pursuant to any applicable provision of the Uniform Commercial Code or the PPSA as then in effect in any relevant jurisdiction, or any other applicable law (including any applicable Debtor Relief Laws); provided, further, that immediately upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the term “Collateral” shall include such asset as if such provision had never been in effect, (e) assets to the extent security interests therein are prohibited by law, rule, regulation or contractual agreement or which would require governmental or other third party (other than the Borrower or any of its Subsidiaries) consent, approval, license or authorization or create a right of termination in favor of any third party (other than the Borrower or any of its Subsidiaries), and in the case of any such agreement, only to the extent such prohibition was not created in contemplation of the creation of a security interest therein under the Security Documents; provided that the foregoing exclusion shall not apply if (x) such prohibition has been waived or such other Person has otherwise consented to the creation of a security interest in such asset or (y) such prohibition would be rendered ineffective pursuant to any applicable provision of the Uniform Commercial Code or the PPSA as then in effect in any relevant jurisdiction, or any other applicable law (including any applicable Debtor Relief Laws); provided, further, that immediately upon the ineffectiveness, lapse or termination of any such prohibition or restriction, the term “Collateral” shall include such asset as if such provision had never been in effect, (f) assets to the extent a security interest in such assets would reasonably be expected to result in a material adverse tax consequence as reasonably determined by the Borrower, (g) any fee owned real property (other than any Material Real Property) and all leasehold interests in real property; (h) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent security therein can be perfected by filing a Uniform

Commercial Code financing statement), (i) any commercial tort claim with value, as determined by the Borrower in good faith, of less than $[****]; (x) any promissory note evidencing debt in a principal amount of less than $[****] in which a security interest cannot be perfected with the filing of a Uniform Commercial Code or PPSA financing statement; (j) Excluded Accounts; provided that Excluded Collateral shall not include any proceeds, receivables, substitutions or replacements of any Excluded Collateral referred to in this definition (unless such proceeds, receivables, substitutions or replacements themselves constitute Excluded Collateral under this definition) and (k) assets of Excluded Subsidiaries.
“Excluded Subsidiary” shall mean any (a) Regulated Insurance Company to the extent the provision of a Guarantee would require any consent of a Governmental Authority, (b) Foreign Subsidiary, other than (i) the Canadian Guarantors and (ii) any other Foreign Subsidiary with assets or Consolidated Operating Income that individually exceeds [****]% of the total assets or Consolidated Operating Income of the Borrower and its Subsidiaries on a consolidated basis, or, together with all other Foreign Subsidiaries in any foreign jurisdiction (other than the United States or Canada), exceeds [****]% of the total assets or Consolidated Operating Income of the Borrower and its Subsidiaries on a consolidated basis and (c) the Real Estate Subsidiary. As of the Closing Date, each of the Subsidiaries listed on Schedule 1.01(b) is an Excluded Subsidiary.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Loan Party or any Subsidiary solely in connection with (a) judgments and litigation settlements (excluding all such payments to the extent such payment represents reimbursement for payments previously made by any Loan Party or any Subsidiary or for an actual expense, loss, damage or injury) and (b) pension plan reversions.
“Facilities” shall mean, collectively, the Revolving Facility and the Term Facilities.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” shall have the meaning assigned to such term in Section 3.24.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it in its commercially reasonable discretion.
“Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.
“Fees” shall mean the Upfront Fees, the Revolving Commitment Fee, the Delayed Draw Commitment Fee and the Administrative Agent Fees.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller or other similar executive officer of such Person.
“Food Distribution Partners” shall mean non-Affiliate third parties engaged in the manufacture, sale or distribution of pet food products.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan (in whole or in part) or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, (e) any statutory deemed trust or Lien has arisen or been imposed on the Borrower or any Subsidiary or its property or (f) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Foreign Lender” shall mean any Lender that is not a U.S. Person.
“Foreign Pension Plan” shall mean any benefit plan or pension plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall mean the generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.
“Government Official” shall mean (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Governmental Authority” shall mean any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including the National Association of Insurance Commissioners and any Applicable Insurance Regulatory Authority).
“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties.
“Guarantor” shall mean each Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement. For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and radioactive materials, (b) any chemical, material or substance that is defined in an applicable law as a hazardous or toxic substance, material or waste, and (c) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person in respect of Disqualified Stock, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person as an account party in respect of bankers’ acceptances. The

Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest, except to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 9.16.
“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder as set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Initial Term Loan Commitment, and “Initial Term Loan Commitments” shall mean, collectively, the sum of all Lenders’ Initial Term Loan Commitments, which as of the Closing Date amount to $60,000,000 in the aggregate.
“Initial Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).
“Insurance Business” shall mean one or more of the aspects of the business of selling, issuing or underwriting insurance or reinsurance.
“Intellectual Property” shall have the meaning given to such term in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any SOFR Loan, initially, June 30, 2022 and, thereafter, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” shall mean, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one, three or six months thereafter (in each case, subject to availability thereof), as specified in the applicable Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from the first day of an Interest Period to the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Venture” shall mean a joint venture, partnership or other similar arrangement with a non-Affiliate third party, whether in corporate, partnership or other legal form in which such third party owns a material portion of the Equity Interests or comparable rights in such Person or arrangement; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.
“License” shall mean any license, certificate of authority, permit or other authorization which is required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” shall mean, as of any date, an amount equal to (a) the aggregate unused and available Revolving Credit Commitments as of such date plus (b) Unrestricted Cash as of such date.
“Loan Documents” shall mean this Agreement, the Security Documents, the Fee Letter, the Affiliate Subordination Agreement, the promissory notes (if any) executed and delivered pursuant to Section 2.04(e), any Beneficial Ownership Certificate delivered pursuant to this Agreement and any other document executed in connection with the foregoing.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loans” shall mean the Revolving Loans, the Initial Term Loans and the Delayed Draw Term Loans.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” shall mean Indebtedness (other than the Loans of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Real Property” shall mean any fee owned real property owned by a Loan Party that has a fair market value equal to, or in excess of, $[****].
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.
“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages and assignments of leases and rents delivered pursuant to Section 5.12.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) reasonable expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Obligations) which is secured by the asset sold in such Asset Sale or subject to such Casualty Event and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent promptly after (but not later than three Business Days after) receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 270 days of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 270-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds, (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith, and (c) with respect to any Extraordinary Receipt, the cash proceeds received by or paid to or for the account of any Loan Party or any Subsidiary, net of any reasonable expenses (including reasonable legal fees and expenses) and other reasonable direct costs.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for payment or prepayment or otherwise, (ii) each Early Payment Fee due under this Agreement, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.
“OFAC” shall have the meaning assigned to such term in Section 3.23.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).
“Payment Recipient” shall have the meaning assigned to such term in Section 8.13(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(i).
“Permitted Investments” shall mean:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and
(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.
“Person” shall mean any natural person, corporation, business trust, Joint Venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.01.
“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided that, if attachment, perfection, the effect of perfection or non-perfection or the priority of any Lien on the Collateral is governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction in Canada (including the Civil Code of Quebec) for the purposes of the provisions hereof relating to such attachment, perfection, the effect of perfection or non-perfection or such priority and for the definitions relating to such provisions.
“Premium Event” shall mean the occurrence of any of the following: (a) the principal balance of any Term Loans is prepaid or repaid, for any reason, in whole or in part (other than repayments pursuant to Section 2.11(a) and prepayments pursuant to Section 2.13(b) (to the extent resulting from Casualty Events) or 2.13(c)), (b) the Term Loans are accelerated (whether as a result of an Event of Default, by operation of law or otherwise), including as a result of any Event of Default under clause (g) or (h) of Article VII or (c) there shall occur any satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy, insolvency proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any bankruptcy or insolvency proceeding to the Administrative Agent or any Lender in full or partial satisfaction of the Obligations.
“Prime Rate” shall mean the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from the date such change is publicly announced as being effective.
“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
“Real Estate Subsidiary” shall mean 6100 Building, LLC, a Washington limited liability company; so long as (a) such entity shall have no material assets or operations other than ownership of a fee simple interest in the real property located at 6100 Fourth Avenue South, Seattle, Washington, leases of portions of such real property to tenants (including the Borrower) and activities ancillary or incidental to the foregoing, (b) neither the equity interests nor the assets of the Real Estate Subsidiary shall be subject to any Lien (other than Liens incurred pursuant Section 6.02(d), (e), (g), (h), (i) and (j)) or Indebtedness (other than Indebtedness incurred pursuant to Section 6.01(c), (d), (e), (j), (k) or (l)).
“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.
“Register” shall have the meaning assigned to such term in Section 9.04(d).
“Regulated Insurance Company” shall mean any Subsidiary of the Borrower, whether now owned or hereafter acquired, incorporated or otherwise established, that is authorized or admitted to carry on or transact an Insurance Business in any jurisdiction and is regulated by any Applicable Insurance Regulatory Authority. As of the Closing Date, American Pet Insurance Company, ZPIC Insurance Company and QPIC Insurance Company are Regulated Insurance Companies.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in loans in the ordinary course (including any liquidity provider therefor) and any other fund that invests in loans in the ordinary course and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, trustees, officers, employees, members, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Term SOFR Administrator, Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.
“Repayment Date” shall mean the last Business Day of each March, June, September and December of each year.
“Required Lenders” shall mean, at any time, Lenders having Loans and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Required Revolving Credit Lenders” shall mean, at any time, Lenders having Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding and unused Revolving Credit Commitments at such time; provided that the Revolving Loans and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.
“Revolving Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.
“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Closing Date; provided if such day is not a Business Day, then the Revolving Credit Maturity Date shall be deemed to mean the preceding Business Day.
“Revolving Facility” shall mean the revolving credit facility hereunder evidenced by the Revolving Credit Commitments and the Revolving Loans.
“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(c).
“S&P” shall mean Standard & Poor’s Financial Services LLC, or any successor thereto.
“Sanctions” shall have the meaning assigned to such term in Section 3.23.
“SAP” shall mean, with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority in the jurisdiction in which such Regulated Insurance Company is domiciled for the preparation of Statutory Statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company in effect from time to time, applied in a manner consistent with those used in preparing the statutory financial statements referred to in Sections 5.04(e) and (f).
“Secured Parties” shall mean (a) the Lenders and (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.
“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Account Control Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
“Share Repurchase Authorization” shall mean that certain share repurchase authorization of the Borrower’s board of directors, dated as of April 29, 2021 (as in effect on the Closing Date).
“SPV” shall have the meaning assigned to such term in Section 9.04(i).
“STA” shall mean the Securities Transfer Act, 2006 (Ontario) and comparable securities transfer legislation as in effect in any applicable jurisdiction other than the Province of Ontario, as may be amended, consolidated or replaced from time to time.
“Statutory Statement” shall mean any statutory financial statement of any Regulated Insurance Company required to be filed with the Applicable Insurance Regulatory Authority of the jurisdiction of incorporation or organization of such Regulated Insurance Company, which statement shall be in the form required by the state in which such Regulated Insurance Company is domiciled or, if no specific form is so required, in the form of financial statements permitted by such Applicable Insurance Regulatory Authority to be used for filing statutory financial statements and shall contain the type of information required or permitted by such Applicable

Insurance Regulatory Authority to be disclosed therein, together with all exhibits or schedules filed therewith.
“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is subordinated in right of payment to the Obligations in a manner and on terms, all approved in writing, satisfactory to the Required Lenders; provided that no Subordinated Indebtedness shall require the payment in cash of principal, interest, fees or any other amount, in each case, unless the Required Lenders have consented in writing to such cash payments.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity, more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of the Borrower.
“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Tax Escrow Account” shall mean the U.S. Federal income tax liability American Pet Insurance Company remits to the Borrower that is required to be held in escrow by the Borrower throughout the net operating loss carryback period (the time of which is defined by the Code).
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” shall mean a Borrowing comprised of Term Loans.
“Term Facilities” shall mean the term loan facilities hereunder evidenced by the Term Loan Commitments and the Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitments or Delayed Draw Term Loan Commitments.
“Term Loan Maturity Date” shall mean with respect to any Term Loan, the fifth anniversary of the initial funding of such Term Loans; provided that if such fifth anniversary would be later than March , 2028 for any Term Loan, the Term Loan Maturity Date for such Term Loan shall be deemed to be March , 2028.
“Term Loans” shall mean, collectively, the Initial Term Loans and the Delayed Draw Term Loans.
“Term SOFR” shall mean:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m., New York City time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m., New York City time, on any ABR Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Adjustment” shall mean, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans: 0.10%

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent and the Required Lenders in their reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Territory Partners” shall mean independent contractors engaged by the Borrower and its Subsidiaries to market their products.
“Total Funded Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i), (j), (l) and (m) of the definition of such term, except, in the case of such clause (l) and (m) to the extent of any unreimbursed drawings thereunder).
“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $15,000,000.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on the Closing Date and (b) the payment of related fees and expenses.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted Term SOFR and the ABR.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement, excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash” shall mean, at any time, cash and cash equivalents of the Loan Parties and any Foreign Subsidiaries that are not Loan Parties that are (a) not “restricted” on a consolidated balance sheet of the Borrower and the Subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, and (b) not subject to any Lien in favor of any Person other than (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) bankers’ liens and (iii) rights of setoff.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(d).
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100.0% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person. Unless the context shall otherwise require, any reference to any “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”, and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any agreement, instrument or other document herein shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (c) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded; provided further that (i) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition or any other provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then such provision shall be interpreted on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders and (ii) any lease (or other arrangement) of any Person that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as a capital lease under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of such Person. In the computation of periods of time from a specified date to a later specified date, the word “from” shall be deemed to mean “from and including”, the words “to” and “until” each shall be deemed to mean “to but excluding”, and the word “through” shall be deemed to mean “to and including”. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.03.    Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required for the face of the financial statements under Regulation S-X under the Securities Act of 1933, as amended.
SECTION 1.04.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Credit Borrowing”).

ARTICLE II

The Credits
SECTION 2.01.    Commitments.
(a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make to the Borrower on the Closing Date, an Initial Term Loan in a principal amount equaling its Initial Term Loan Commitment.
(b)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make to the Borrower, solely during the Delayed Draw Availability Period, as the Borrower may request pursuant to Section 4.03, Delayed Draw Term Loans in an amount not to exceed its Delayed Draw Commitment in effect at such time.
(c)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that no Revolving Loans shall be made on the Closing Date.
(d)    Amounts paid or prepaid in respect of any Term Loans may not be re-borrowed. Within the limits set forth in Section 2.01(c) above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and re-borrow Revolving Loans.
SECTION 2.02.    Loans.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (x) an integral multiple of $1,000,000 and not less than $1,000,000 or (y) equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request pursuant to Section 2.03. Each Lender may, at its option, make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the

Administrative Agent shall promptly wire the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
SECTION 2.03.    Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 2:00 p.m., New York City time, three Business Days (or five Business Days in the case of a Delayed Draw Term Loan Borrowing) before a proposed Borrowing (or in the case of a Borrowing on the Closing Date, such shorter period as agreed by the Administrative Agent). Each such Borrowing Request shall be irrevocable and shall specify the following information: (a) whether the Borrowing then being requested is to be an Initial Term Loan Borrowing, a Delayed Draw Term Loan Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a SOFR Borrowing or an ABR Borrowing; (b) the date of such Borrowing (which shall be a Business Day); (c) the number and location of the account to which funds are to be disbursed; (d) the amount of such Borrowing; and (e) if such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto; provided that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any SOFR Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
SECTION 2.04.    Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each

Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
(e)    Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.
SECTION 2.05.    Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Revolving Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Revolving Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year from the Closing Date until the expiration of the Delayed Draw Availability Period, a non-refundable commitment fee (a “Delayed Draw Commitment Fee”) equal to 0.75% per annum on the daily unused amount of the Delayed Draw Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the date on which the Delayed Draw Commitments of such Lender shall expire or be terminated). All Delayed Draw Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(d)    The Borrower agrees to pay to each Lender, through the Administrative Agent, the upfront fees set forth in the Fee Letter at the times and in the amounts specified therein (collectively, the “Upfront Fees”).
(e)    If any Premium Event occurs, the Borrower shall, in each case, pay to the Administrative Agent, for the benefit of the Lenders, on the date of such Premium Event, an amount (an “Early Payment Fee”) equal to (i) the aggregate amount of the principal of the Term Loans subject to the Premium Event times (ii) the Early Payment Percentage applicable thereto. The Early Payment Fee shall constitute an Obligation and shall be due and payable by the Borrower immediately prior to and notwithstanding the automatic acceleration of the outstanding principal of the Term Loans and all other accrued liabilities contemplated hereunder and under the other Loan Documents.
(f)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if any Term Loans are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), any Early Payment Fee, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Term Loans were repaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Early Payment Fee shall also be payable in the event the Obligations, the Term Loans and this Agreement are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. The Loan Parties expressly waive the provisions of any present or future statute or law that prohibits or may prohibit the collection of the applicable premium in connection with any such acceleration. The parties hereto further acknowledge and agree that any Early Payment Fee is not intended to act as a penalty or to punish the Loan Parties for any repayment or redemption of the Term Loans. The Loan Parties expressly agree that (i) any Early Payment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) any Early Payment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay any Early Payment Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section, (v) the agreement of the Loan Parties to pay any Early Payment Fee is a material inducement to the Lenders to extend the Term Loans, and (vi) any Early Payment Fee represents a good-faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to any Lender or profits lost by such Lender as a result of any Premium Event.
(g)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06.    Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, with respect to ABR Loans based on the Prime Rate) and calculated from the date of such Borrowing to the date of repayment thereof) at a rate per annum equal to the ABR plus the Applicable Margin in effect from time to time.
(b)    Subject to the provisions of Section 2.07, the Loans comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)    Interest on each Loan shall be payable in cash on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable ABR or Adjusted Term SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue from, and include, the date of Borrowing (and thereafter the effective date of the most recent conversion or continuation of such Borrowing) and to, but excluding, the date of payment.
(d)    For the purposes of the Interest Act (Canada) and disclosure thereunder only, whenever any interest or fee payable by any Loan Party is calculated using a rate based on a year of 360, 365 or 366 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days, 365 days or 366 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (iii) divided by 360, 365 or 366 as the case may be.
SECTION 2.07.    Default Interest(a)    . Immediately upon the occurrence and during the continuance of any Event of Default under Section 7.01(b), (c), (g) or (h) or (b) at the written election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, then, in either case to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.
SECTION 2.08.    Alternate Rate of Interest.
(a)    In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing the Administrative Agent (acting at the written direction of the Required Lenders) shall have determined that Adjusted Term SOFR does not adequately and fairly reflect the cost to the Required Lenders of making or maintaining SOFR Loans during such Interest Period, or that reasonable means do not exist for ascertaining Adjusted Term SOFR, the Administrative Agent (acting at the written direction of the Required Lenders) shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent (acting at the written direction of the Required Lenders) shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a SOFR Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section shall be conclusive absent manifest error.
(b)    (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event the Administrative Agent (acting at the direction of the Required Lenders), the Required Lenders and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this clause (b) shall occur prior to the applicable Benchmark Transition Start Date.
(ii)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and the Required Lenders shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    The Administrative Agent (acting at the direction of the Required Lenders) shall promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) (1) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (2) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent (acting at the direction of the Required Lenders) or Lenders pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08.
(iv)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Required Lenders) or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (in consultation with the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (in consultation with the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)     Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the then-current Benchmark will not be used in any determination of ABR.
SECTION 2.09.    Termination and Reduction of Commitments.

(a)    The Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date. The Delayed Draw Commitments shall automatically and permanently (i) be reduced upon the making of Delayed Draw Term Loans on each Delayed Draw Advance Date by the principal amount of the Delayed Draw Term Loans made on such date and (ii) terminate upon the expiration of the Delayed Draw Availability Period. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date.
(b)    Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Delayed Draw Commitments or the Revolving Credit Commitments; provided that (i) each partial reduction of the Delayed Draw Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.
(c)    Each termination or reduction in the Delayed Draw Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Revolving Commitment Fees on the amount of the Revolving Credit Commitment so terminated or reduced accrued to the date of such termination or reduction. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Delayed Draw Commitment Fees on the amount of the Delayed Draw Commitment so terminated or reduced accrued to the date of such termination or reduction.
SECTION 2.10.    Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 2:00 p.m., New York City time, one Business Day prior to conversion, to convert any SOFR Borrowing into an ABR Borrowing, (b) not later than 2:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period, and (c) not later than 2:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any SOFR Borrowing to another permissible Interest Period, subject in each case to the following:
(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)    each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any SOFR Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)    if any SOFR Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
(v)    any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a SOFR Borrowing;
(vi)    any portion of a SOFR Borrowing that cannot be converted into or continued as a SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
(vii)    no Interest Period may be selected for any SOFR Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the SOFR Term Borrowings comprised of Term Loans with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
(viii)    upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued as, a SOFR Loan.
Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a SOFR Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any SOFR Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof and subject to the other provisions of the Section), automatically be continued as a SOFR Borrowing with an Interest Period of one month’s duration.
SECTION 2.11.    Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders on a pro rata basis, on each Repayment Date, commencing with the Repayment Date falling on June 30, 2022, (i) a principal amount of the Initial Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(f)) equal to 0.25% of the aggregate stated principal amount of the Initial Term Loans outstanding as of the Closing Date and (ii) a principal amount of the Delayed Draw Term Loans equal to 0.25% of the aggregate stated principal amount of the Delayed Draw Term Loans funded by the Lenders to the Borrower hereunder prior to such Repayment Date (without giving effect to any previous repayments or prepayments of such Delayed Draw Term Loans, but as adjusted from time to time pursuant to Sections 2.12 and 2.13(g)), in each case, together with accrued and unpaid interest on the principal amount to be paid to the date of such payment.

(a)    To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date with respect thereto, together with accrued and unpaid interest on the principal amount to be paid to the date of payment.
(b)    All repayments pursuant to this Section shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
SECTION 2.12.    Voluntary Prepayment. (a) Subject to Section 2.05(e) and Section 2.05(f), the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written notice in the case of SOFR Loans, or written notice at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 2:00 p.m., New York City time; provided that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or the remaining balance of the applicable Borrowing) and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section, such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.
(b)    Voluntary prepayments of Term Loans shall be applied as directed by the Borrower against the remaining scheduled installments of principal due in respect of such Term Loans under Section 2.11.
(c)    Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice or extend the prepayment date by not more than five Business Days; provided, further, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section shall be subject to Section 2.05(e), Section 2.05(f) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section (other than prepayments of Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
SECTION 2.13.    Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess.
(b)    Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale or Casualty Event in excess of $[****], the Borrower shall apply [****]% of such Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(f).
(c)    Commencing with the fiscal year ending December 31, 2022, no later than the date on which the financial statements with respect to such period are delivered (or, if such financial statements are not delivered, the date on which such financial statements were required to be delivered) pursuant to Section 5.04(a), the Borrower shall prepay the outstanding Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to (x) [****]% (provided that, if the Consolidated Total Leverage Ratio, measured for the four consecutive fiscal quarter period ending on the last day of such fiscal year, is (1) less than [****] to 1.00, but greater than or equal to [****] to 1.00, such percentage shall be [****]% and (2) less than [****] to 1.00, such percentage shall be 0%) of Excess Cash Flow for the fiscal year then ended minus (y) voluntary prepayments of Term Loans and, to the extent accompanied by a corresponding reduction to the Revolving Credit Commitments, Revolving Loans under Section 2.12 during such fiscal year (but excluding any voluntary prepayments that reduce scheduled repayments due under Section 2.11 in the then-current fiscal year).
(d)    In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to [****]% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(f).
(e)    In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from any Extraordinary Receipt in excess of $[****], the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or subsidiary, apply an amount equal to [****]% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(f).
(f)    Mandatory prepayments of outstanding Loans under this Agreement shall be (i) first,  applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 and (ii) thereafter, once all of the Term Loans have been repaid in full, applied to prepay the outstanding Revolving Loans (with a corresponding permanent reduction of the Revolving Credit Commitment).
(g)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice in the case of SOFR Loans, or written notice at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 2:00 p.m., New York City time. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section shall be subject to Section 2.05(e), Section 2.05(f) and Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
SECTION 2.14.    Reserve Requirements; Change in Circumstances.
(a)    Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by any Lender; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Person’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within ten days after its receipt of the same.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
SECTION 2.15.    Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any SOFR Loan, then, by written notice to the Borrower and to the Administrative Agent:
(i)    such Lender may declare that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans, whereupon any request for a SOFR Borrowing (or to convert an ABR Borrowing to a SOFR Borrowing or to continue a SOFR Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a SOFR Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii)    such Lender may require that all outstanding SOFR Loans made by it be converted to ABR Loans, in which event all such SOFR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (b) below.
In the event any Lender shall exercise its rights under sub-clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans that would have been made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans.
(b)    For purposes of this Section, a notice to the Borrower by any Lender shall be effective as to each SOFR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such SOFR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
SECTION 2.16.    Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any SOFR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any SOFR Loan to an ABR Loan, or the conversion of the Interest Period with respect to any SOFR Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any SOFR Loan to be made by such Lender (including any SOFR Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to above being called a “Breakage Event”) or (b) any default in the making of any principal or interest payment or prepayment with respect to any SOFR Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the SOFR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.
SECTION 2.17.    Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, as required under Section 2.15 and Section 7.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Revolving Commitment Fees and the Delayed Draw Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
SECTION 2.18.    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
SECTION 2.19.    Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to such account as the Administrative Agent may designate. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.
(b)    Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.20.    Taxes. (a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), 2.20(f)(ii)(B) and 2.20(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest with respect to interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative

Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid. This clause shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21.    Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of sub-clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to sub-clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment, in its sole discretion); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to clause (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.
(b)    If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
SECTION 2.22.    Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01, 4.02 and/or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee or any Delayed Draw Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding

Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and each of the Lenders, as of the Closing Date and the date of each Borrowing, that:
SECTION 3.01.    Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
SECTION 3.02.    Authorization. The Transactions (a) have been duly authorized by all requisite corporate or limited liability company and, if required, stockholder or member action, as applicable, of each Loan Party and (b) will not (i) violate (A) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party or (B) any provision of law, statute, rule or regulation, or any order of any Governmental Authority, except where such violation would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) violate any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except where such violation would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (iii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except where such result would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien permitted under Section 6.02).
SECTION 3.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing.
SECTION 3.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code and

PPSA financing statements, as applicable, and filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable, (b) recordation of any Mortgages and (c) such as have been made or obtained and are in full force and effect.
SECTION 3.05.    Financial Statements.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended December 31, 2020, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
(b)    The Statutory Statements of each of the Regulated Insurance Companies (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the Applicable Insurance Regulatory Authority of the jurisdiction in which such Regulated Insurance Company is domiciled and delivered to the Administrative Agent prior to the Closing Date have been prepared in accordance with SAP consistently applied. Each such Statutory Statement was in material compliance with applicable law when filed.
SECTION 3.06.    No Material Adverse Change. No event, change or condition has occurred that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2020.
SECTION 3.07.    Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
(b)    Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. As of the Closing Date, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
(c)    As of the Closing Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
(d)    As of the Closing Date, no Loan Party is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08.    Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).
SECTION 3.09.    Litigation; Compliance With Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(c)    None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.10.    Agreements. (a) None of the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(b)    None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.11.    Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
SECTION 3.12.    Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.13.    Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in Section 5.08.

SECTION 3.14.    Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal income tax returns and all material state, local and foreign tax returns or materials, in each case, required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.
SECTION 3.15.    No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, when furnished to the Administrative Agent or any Lender contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were or are made, not misleading; provided that (a) to the extent such written information, report, financial statement, exhibit or schedule, taken as a whole, was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) in the preparation of such information, report, financial statement, exhibit or schedule believed by the Borrower to be reasonable at the time of preparation and at the time such written information, report, financial statement, exhibit or schedule was made available to the Administrative Agent or any Lender, it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry-specific nature.
SECTION 3.16.    Employee Benefit Plans (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of any Loan Party or any of their respective ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount that would reasonably be expected to have a Material Adverse Effect.
(c)    As of the Closing Date, neither the Borrower nor any of its Subsidiaries sponsors, maintains, contributes to, participates in, or has any liability or contingent liability in respect of, any Canadian Defined Benefit Pension Plan.
SECTION 3.17.    Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(b)    Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.18.    Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are substantially in accordance with normal industry practice for similarly situated businesses of similar size and location.
SECTION 3.19.    Security Documents. (a) The Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable) is delivered to the Administrative Agent, the Liens created under the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, as applicable shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices and with the governmental authorities specified on Schedule 3.19(a), the Liens created under the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, as applicable will constitute fully perfected Liens on (to the extent such Lien can be perfected by financing statements), and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.
(b)    Upon the recordation of the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United

States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable, together with the financing statements in appropriate form filed in the offices and with the governmental authorities specified on Schedule 3.19(a), the Liens created under the Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Intellectual Property included in the Collateral in which a security interest may be perfected by filing in the United States and its territories and possessions and Canada, as applicable, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02(c), (e), (f), (g), (h), (i) or (n) (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications, registered copyrights, registered industrial designs and industrial design applications acquired by the Loan Parties after the date hereof).
(c)    The Mortgages, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate filing offices, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.
SECTION 3.20.    Location of Real Property and Leased Premises. (a)Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).
(b)    Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).
SECTION 3.21.    Labor Matters. As of the Closing Date, there are no employee strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, municipal, local or foreign law dealing with such matters in any material respect. All material payments due from Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
SECTION 3.22.    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan

Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
SECTION 3.23.    Sanctioned Persons. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is, or is owned or controlled by Persons that are: (i) the subject of any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions; and the Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions in all material respects (any such Persons in the foregoing clauses (i) and (ii), “Sanctioned Persons”). The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person (i) to finance any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person. Notwithstanding the foregoing, the representations made in this Section 3.23 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.
SECTION 3.24.    Foreign Corrupt Practices Act. Each of the Borrower and the Subsidiaries and their respective directors, officers, agents, employees and any Person acting for or on behalf of the Borrower or any Subsidiary, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti-bribery or anti-corruption law (including the Corruption of Foreign Public Officials Act (Canada)), and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business.
SECTION 3.25.    Beneficial Ownership Certificate. The Beneficial Ownership Certificate executed and delivered to the Administrative Agent and the Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, to the best knowledge of the Borrower, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Beneficial Ownership Certificate is one of the Loan Documents.
SECTION 3.26.    Insurance Licenses. To the extent required by applicable law, each Regulated Insurance Company holds a License and is authorized to transact Insurance Business in (a) the line or lines of insurance in which it is engaged and (b) the states, provinces, territories or jurisdictions in which it transacts business. No such License is the subject of a proceeding for suspension, limitation or revocation and to the Borrower’s knowledge, no such suspension, limitation or revocation has been threatened by any Applicable Insurance Regulatory Authority or other Governmental Authority. The Regulated Insurance Companies do not transact any business, directly or indirectly, requiring any license, permit, governmental approval, consent or other authorization other than those currently obtained. As of the Closing Date, Schedule 3.26 sets forth a list of all jurisdictions where each Regulated Insurance Company holds Licenses and the lines of insurance associated with such Licenses.
ARTICLE IV

Conditions of Lending
The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:
SECTION 4.01.    All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) (each such event being called a “Credit Event”):
(a)    The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
(b)    The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
(c)    At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in clauses (b) and (c) of this Section.
SECTION 4.02.    First Credit Event. On the Closing Date:
(a)    The Administrative Agent shall have received this Agreement, the Guarantee and Collateral Agreement and each other Loan Document required to be delivered on or prior to the Closing Date, in each case, duly executed and delivered by each party thereto, and such Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and their counsel;
(b)    The Administrative Agent shall have received a favorable written opinion of DLA Piper LLP (US), counsel for the Borrower, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions;
(c)    The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent thereof) of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions (or equivalent thereof) duly adopted by the board of managers (or equivalent thereof) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to sub-clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to sub-clause (ii) above;
(d)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (b) and (c) of Section 4.01;
(e)    The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;
(f)    (i) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date and (ii) the Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document;
(g)    Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by the Administrative Agent (subject to the terms of the Guarantee and Collateral Agreement and this Agreement) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than any Liens permitted under Section 6.02), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, and all other actions necessary to establish that the Administrative Agent will have a perfected Lien on the Collateral required to be provided on the Closing Date, prior and superior in right to any other Person, shall have been taken;
(h)    The Administrative Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated;
(i)     Immediately after giving effect to the Transactions and the other transactions contemplated hereby on the Closing Date, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement and (ii) Indebtedness expressly permitted under Section 6.01;
(j)    The Lenders shall have received the financial statements and opinion referred to in Section 3.05;

(k)    The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Loan Parties, taken as a whole, after giving effect to the Transactions to occur on the Closing Date, the making of each Loan on the Closing Date and the application of the proceeds of each such Loan, are solvent;
(l)    All requisite Governmental Authorities (including any Applicable Insurance Regulatory Authority) and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby; and
(m)    The Administrative Agent and the Lenders shall have received (i) an executed Beneficial Ownership Certificate and (ii) to the extent requested, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
provided that each reference to the “Loan Parties” in the foregoing clauses (c), (f), (h) and (m) shall be deemed to exclude the Canadian Subsidiaries.

SECTION 4.03.    Delayed Draw Term Borrowings. On each Delayed Draw Advance Date:
(a)    The Borrower shall be in compliance with Section 6.10, and the revenue of the Borrower and its Subsidiaries for the most recent period of four consecutive fiscal quarters for which financial statements have been, or are required to have been, delivered pursuant to Section 5.04 (or, prior to the first such delivery, 4.02(k)), shall exceed $[****]; and
(b)    The Administrative Agent shall have received (and distributed to each Lender) a certificate from a Financial Officer of the Borrower certifying that the conditions set forth in Sections 4.01(b) and 4.01(c) and in clause (a) of this Section shall be satisfied as of such date, accompanied by such supporting documents and calculations as may reasonably be requested by the Administrative Agent.
ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent obligations for which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:
SECTION 5.01.    Existence; Compliance with Laws; Businesses and Properties.
(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted by Section 6.05.
(b)    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents,

copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
(c)    Comply with all Contractual Obligations and Requirements of Law (including ERISA, any Applicable Insurance Code, the USA PATRIOT Act, the FCPA and other applicable anti-corruption laws, applicable Sanctions and all applicable Environmental Laws), except to the extent that failure to comply therewith (other than in the case of the USA PATRIOT Act, the FCPA or any other applicable anti-corruption laws, or any applicable Sanctions) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the covenants made in this Section 5.01(c) shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such covenants would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.
SECTION 5.02.    Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by applicable law.
(b)    Cause all such policies covering any Collateral to (in each case, unless otherwise agreed to by the Administrative Agent in its sole discretion) (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder and (iii) be endorsed or otherwise amended to provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the existence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or any other Loan Party under such policies directly to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled or not renewed (x) by reason of nonpayment of premium upon not less than ten days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; provided, further, that the Borrower shall deliver to the Administrative Agent prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)    If at any time the area in which the Premises (as defined in any applicable Mortgage) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require.
(d)    With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Administrative Agent as an additional insured, on forms satisfactory to the Administrative Agent.
(e)    Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section is taken out by any Loan Party; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.
SECTION 5.03.    Obligations and Taxes. Pay all federal income taxes promptly when due. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof. Notwithstanding the foregoing, such payments and discharges shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.04.    Financial Statements, Reports, Etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:
(a)    within 60 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures (x) for the immediately preceding fiscal year and (y) against the Budget for such fiscal year, all audited by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing substantial doubt about the ability of the Borrower and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
(b)    within 45 days after each fiscal quarter of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures (x) for the same periods in the immediately preceding fiscal year and (y) against the Budget for the fiscal year in which such fiscal quarter ends, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision and reporting on the key performance indicators set forth on Exhibit G;
(c)    reserved;
(d)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit F (the “Compliance Certificate”) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11, (iii) setting forth the Unrestricted Cash of the Borrower and each Subsidiary and (iv) in the case of a certificate delivered with the financial statements required by clause (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;
(e)    within the time periods required by the Applicable Insurance Regulatory Authority, the Statutory Financial Statement of such Regulated Insurance Company for such fiscal year as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s jurisdiction of domicile, as certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP, all audited by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing substantial doubt about the ability of the Borrower and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit) to the effect that such financial statements fairly present the financial condition and results of operations of such Regulated Insurance Company, but only to the extent such Regulated Insurance Company is required by applicable law to obtain, or otherwise elects to obtain, such an audit and opinion;
(f)    within the time periods required by the Applicable Regulatory Authority, the Statutory Financial Statement of such Regulated Insurance Company for such fiscal quarter as filed with the Applicable Insurance Regulatory Authority in such Regulated Insurance Company’s state of domicile, as certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of such Regulated Insurance Company in accordance with SAP;
(g)    within 45 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget (a “Budget”) for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such Budget) and, promptly when available, any significant, formal revisions of such Budget approved by the Borrower’s board of directors;
(h)    promptly after the same become publicly available, copies (or a link thereto on Borrower’s or another website on the Internet) of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
(i)    promptly after the receipt thereof by the Borrower, a copy of any “management letter” received by any such Person from its certified public accountants;
(j)    promptly after the request by any Lender or the Administrative Agent (i) either (x) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certificate provided to the Administrative Agent and the Lenders or (y) a new Beneficial Ownership Certificate, in form and substance acceptable to the Administrative Agent, when the individual(s) to be identified as a Beneficial Owner have changed and (ii) all documentation and other information that such Lender or the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(k)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)    the filing or commencement of, any written threat or notice of intention of any Person to file or commence, or any judgment, ruling, substantive order or settlement with respect to, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that (i) involves any Loan Document or the Transactions or (ii) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;
(d)    the discovery or Release to the environment of Hazardous Materials or occurrence of violations of Environmental Law, including receipt of claims or notices of potential liability therefor, that in any such case would reasonably be expected to result in losses, expenses, fines or penalties asserted against or payable by the Borrower or any of its Subsidiaries in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;
(e)    any change in any Applicable Insurance Code that would reasonably be expected to result in a Material Adverse Effect; and
(f)    any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
SECTION 5.06.    Information Regarding Collateral. Furnish to the Administrative Agent 20 days’ prior written notice of any change (a) in any Loan Party’s corporate name, (b) in the jurisdiction of organization or formation of any Loan Party, (c) in any Loan Party’s identity or corporate structure or (d) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings requested by the Administrative Agent have been made under the Uniform Commercial Code and the PPSA or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
SECTION 5.07.    Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects and all material requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will upon prior written notice to the Borrower, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, unless an Event of Default has occurred and is continuing, the Borrower shall not be obligated to reimburse any costs or expenses in connection with more than one such inspection per fiscal year.
SECTION 5.08.    Use of Proceeds. Use the proceeds of the Loans only to make Permitted Acquisitions and other Investments permitted hereunder, for working capital and other general corporate purposes.

SECTION 5.09.    Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent promptly after any responsible officer of the Borrower knows that any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower or any other Loan Party proposes to take with respect thereto.
SECTION 5.10.    Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material permits necessary for its operations and properties under Environmental Laws; and conduct in accordance with Environmental Laws any remedial action agreed to be undertaken by the Borrower or any of its Subsidiaries, or otherwise required to be undertaken pursuant to Environmental Law; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
SECTION 5.11.    Account Control Agreements. In the case of the Loan Parties, within (a) 60 days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) may agree) after the Closing Date or (b) in the case of any Person that becomes a Loan Party after the Closing Date or any new deposit account or securities account that is opened after the Closing Date, 60 days (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) may agree) after the date such Person becomes a Loan Party or such deposit account or securities account is opened, each Loan Party shall deliver an Account Control Agreement with respect to each of its deposit accounts and securities accounts (other than any Excluded Accounts).
SECTION 5.12.    Further Assurances. (a) In the case of the Loan Parties, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code, PPSA and other financing statements, mortgages and deeds of trust) that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.
(b)    The Borrower will cause (i) any subsequently acquired or organized Subsidiary (other than an Excluded Subsidiary) or (ii) any Subsidiary that ceases to be an Excluded Subsidiary to become a Loan Party by executing, as applicable, the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement (or, in each case, a joinder thereto) and each applicable Security Document in favor of the Administrative Agent, in each case, within 30 days (or such longer period as the Administrative Agent may agree in its sole discretion) of such acquisition or organization. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties (other than any Excluded Assets) as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets (other than any Excluded Assets) of the Borrower and its Subsidiaries (other than any Excluded Subsidiary), including all Material Real Property and other assets (other than any Excluded Assets) acquired subsequent to the Closing Date). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Loan Parties of any Material Real Property.
SECTION 5.13.    Lender Meetings. In the case of the Loan Parties, upon the request of the Administrative Agent (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each fiscal year), participate in a meeting with the Administrative Agent and the Lenders (which meetings shall be held via teleconference) at such time as may be agreed to by the Borrower and the Administrative Agent.

SECTION 5.14.    Post-Closing Requirements. The Borrower shall, and shall cause each other Loan Party to, satisfy the requirements set forth on Schedule 5.14 in the time periods set forth in said Schedule (as each such time period may be extended by the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion).  The parties acknowledge and agree that notwithstanding anything herein to the contrary, all conditions, representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the noncompletion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.14.
ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent obligations for which no claim has been asserted) payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Subsidiaries to:
SECTION 6.01.    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness existing on the date hereof and set forth in Schedule 6.01(a) and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than with respect to accrued interest and fees payable at the time of the refinancing), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;
(b)    Indebtedness created hereunder and under the other Loan Documents;
(c)    intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness, if owed by any Loan Party to any Excluded Subsidiary, is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;
(d)    Indebtedness of the Borrower or any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than with respect to accrued interest and fees payable at such time); provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section, when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), at any time outstanding, shall not exceed the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b);
(e)    Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), at any time outstanding, not in excess of the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b);
(f)    Indebtedness (i) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in connection with workers’ compensation claims, performance, completion, appeal or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance, unemployment insurance or other social security legislation, in each case, incurred in the ordinary course of business or (ii) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers or trade creditors, in each case, issued or incurred in the ordinary course of business;
(g)    Indebtedness incurred by joint ventures; provided that the aggregate principal amount of such Indebtedness shall not exceed $[****] at any time outstanding;
(h)    Indebtedness of any Person that becomes a Subsidiary after the date hereof (including pursuant to any Permitted Acquisition); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section shall not exceed $[****] at any time outstanding;
(i)    Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice in an aggregate notional amount not to exceed $[****] at any time outstanding;
(j)    the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in the ordinary course of business;
(k)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(l)    the incurrence of Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Loan Parties;
(m)    Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting of receivables for credit management purposes, in each case, incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;
(n)    guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, lessors, licensees, sublicensees and distribution partners;
(o)    working capital adjustments, purchase price adjustments and other similar payment obligations or continuing obligations in respect to any Permitted Acquisition to the extent constituting Indebtedness; provided that the amount of such Indebtedness does not exceed [****]% of the aggregate purchase price of such Permitted Acquisition;
(p)    credit and purchasing card Indebtedness in an amount not in excess of $[****] at any time outstanding;
(q)    Subordinated Indebtedness; and
(r)    other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount at any time outstanding not exceeding the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b).
Notwithstanding anything herein to the contrary, in no event shall the Real Estate Subsidiary create, incur, assume or permit to exist any Indebtedness (other than Indebtedness incurred pursuant to Section 6.01(c), (d), (e), (j), (k) or (l)).

SECTION 6.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;
(b)    any Lien created under the Loan Documents;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(d)    Liens for taxes, assessments or other governmental charges not yet due or which are being contested in compliance with Section 5.03;
(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
(f)    pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance, health, disability or employee benefits or other social security laws or regulations;
(g)    pledges and deposits made in connection with the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;
(h)    (x) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of the Borrower or any Loan Parties and (y) any exceptions listed on any title insurance policies delivered to and accepted by, the Administrative Agent with respect to any Mortgage;
(i)    security interests in real property, improvements thereto or equipment hereafter acquired or leased (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d) or Section 6.01(e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition or lease (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition or lease (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
(j)    judgment Liens securing judgments not constituting an Event of Default under Section 7.01;
(k)    Liens on assets of Excluded Subsidiaries that are Foreign Subsidiaries; provided that such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries;
(l)    leases, subleases, licenses or sublicenses (other than exclusive licenses or sublicenses of Intellectual Property) that neither (i) materially interfere with the business of the Borrower and its Subsidiaries nor (ii) secure any Indebtedness;
(m)    Liens arising from Uniform Commercial Code and PPSA financing statement filings regarding operating leases or consignments entered into by the Borrower and the Subsidiaries, in each case, in the ordinary course of business;
(n)    banker’s Liens, rights of setoff and other similar Liens (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers, in each case, entered into in the ordinary course of business or (ii) relating to accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary;
(o)    Liens in favor of any credit and purchasing card service provider on deposit accounts maintained with such service provider, to the extent securing Indebtedness permitted under Section 6.01(p); and
(p)    other Liens securing liabilities permitted hereunder in an aggregate amount at any time outstanding not to exceed the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b).
SECTION 6.03.    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it or an Affiliate shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter it or an Affiliate shall rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
SECTION 6.04.    Investments, Loans and Advances. Purchase or acquire any Equity Interests, evidences of indebtedness or other securities of, make any loans or advances to, or make any investment (including any cash or cash equivalents in the form of cryptocurrency or an electronically (including magnetically) stored monetary value stored in a virtual bank account or a digital wallet with virtual e-money payment platforms) in, any other Person, in each case after the Closing Date, except:

(a)    (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries, (ii) investments of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.04(a) and (iii) investments made after the Closing Date by Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to, Regulated Insurance Companies (determined without regard to any write-downs or write-offs of such investments, loans and advances) in an amount not to exceed the amount reasonably deemed appropriate or necessary by the Borrower to satisfy the regulatory requirements of such Regulated Insurance Companies (or any Subsidiaries of such Regulated Insurance Companies) promulgated by any Applicable Insurance Regulatory Authority or any reasonably anticipated regulatory requirements of such Regulated Insurance Companies (or their Subsidiaries), including any such regulatory requirements in connection with the formation of any new Regulated Insurance Companies;
(b)    Permitted Investments;
(c)    loans or advances made (x) by any Loan Party to any other Loan Party, (y) by any non-Loan Party Subsidiary to the Borrower or any Subsidiary and (z) by any Loan Party to any non-Loan Party Subsidiary (other than a Regulated Insurance Company); provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, (ii) such loans and advances made by a non-Loan Party Subsidiary to a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall not exceed $[****] at any time outstanding;
(d)    investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(e)    the Borrower and the Subsidiaries may make loans and advances to employees, directors, officers and members of management for travel expenses, moving expenses, payroll advances and other similar expenses, in each case, made in the ordinary course of business so long as the aggregate principal amount thereof during any fiscal year (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $[****];
(f)    prepaid expenses and lease, utility and worker compensation performance and similar deposits, in each case, entered into as a result of the operations of the business in the ordinary course of business;
(g)    investments resulting from pledges and deposits expressly permitted pursuant to Section 6.02;
(h)    the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature and are related to interest expense or income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;
(i)    the Borrower or any Subsidiary may acquire all or substantially all the assets or Equity Interests of a Person (other than rollover equity) or line of business of such Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar or reasonably related line of business as that of the Borrower and the Subsidiaries, including the pet or veterinary industry and lines of business proposed in writing to be conducted as of the Closing Date and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(d) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent and (D) except for any Excluded Subsidiary, any Acquired Entity shall become a Loan Party, and the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents, (any acquisition of an Acquired Entity meeting all the criteria of this Section being referred to herein as a “Permitted Acquisition”);
(j)    investments in Joint Ventures in an aggregate amount, when combined with the aggregate principal amount of all investments in Joint Ventures incurred pursuant to Section 6.04(q), not to exceed $[****] in any fiscal year or $[****] at any time outstanding;
(k)    investments in Food Distribution Partners in an aggregate amount not to exceed $[****] in any fiscal year or $[****] during the term of this Agreement;
(l)    investments in Territory Partners in an aggregate amount not to exceed $[****] in any fiscal year or $[****] during the term of this Agreement;
(m)    investments in the Real Estate Subsidiary in an aggregate amount not to exceed $[****] during the term of this Agreement;
(n)    any investment in securities or other assets not constituting cash and received in connection with an Asset Sale made in accordance with Section 6.05(b);
(o)    investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(p)    other investments permitted by the Borrower’s investment policy, as amended from time to time, provided that such investment policy (and such amendments thereto) has been approved by the Administrative Agent (acting at the direction of the Required Lenders) in writing; and
(q)    in addition to investments permitted by clauses (a) through (p) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (q) (determined without regard to any write-downs or write-offs of such investments, loans and advances), when combined with the aggregate principal amount of all investments in Joint Ventures incurred pursuant to Section 6.04(j), does not exceed the greater of (i) $[****] and (ii) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b), in each case of the foregoing subclauses (i) and (ii), in the aggregate at any time outstanding.

SECTION 6.05.    Mergers, Consolidations, Sales of Assets, Amalgamations, Acquisitions and Transfers of Material Intellectual Property.
(a)    Merge into, consolidate or amalgamate with any other Person, or permit any other Person to merge into, consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of any line of business of the Borrower or any of the Equity Interests of any Subsidiary (other than directors’ qualifying shares), except that (x) any Wholly Owned Subsidiary may merge into, consolidate with, amalgamate with or dissolve and transfer its assets to Borrower in a transaction in which the Borrower is the surviving corporation, (y) any Wholly Owned Subsidiary (including Trupanion Alberta Holding Company, ULC and Trupanion Canadian Shareholders, Ltd.) may merge into, consolidate with, amalgamate with or dissolve and transfer its assets to any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions and other investments expressly permitted by Section 6.04.
(b)    Make any Asset Sale otherwise permitted under clause (a) above unless (i) such Asset Sale is for consideration at least [****]% of which is cash, (ii) such consideration is at least equal to the fair market value (as reasonably determined by the Borrower) of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of the assets being sold, transferred leased or disposed of pursuant to this clause (b) does not exceed the greater of (x) $[****] and (y) [****]% of Consolidated Operating Income, calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b) during the term of this Agreement, except (A) to the extent constituting an Asset Sale, Liens expressly permitted by Section 6.02, Restricted Payments permitted by Section 6.06 and investments expressly permitted by Section 6.04, Permitted Loans, (B) to the extent constituting an Asset Sale, casualties and condemnations in respect of properties or assets, (C) Asset Sales (i) by a Loan Party to a Loan Party or (ii) by a non-Loan Party Subsidiary to another non-Loan Party Subsidiary and (D) in the case of any Regulated Insurance Company, to the extent necessary or advisable to satisfy regulatory requirements of such Regulated Insurance Company.
(c)    Permit any of the Intellectual Property that is used in or material to the operation of the business of the Borrower or the Subsidiaries, whether now owned or hereafter acquired, to be owned, held or exclusively licensed by any Person other than a Loan Party, except for licenses of Intellectual Property that could not result in a legal transfer of title (or a complete exclusive license) of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States or Canada; provided that the value of all such Intellectual Property subject to such licenses shall not exceed [****]% of the total value of the Intellectual Property owned by the Borrower and its Subsidiaries on a consolidated basis (as determined by the Borrower in its reasonable business judgment).
SECTION 6.06.    Restricted Payments; Restrictive Agreements. (a) Declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), except:
(i)    any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $[****] in any fiscal year;
(iii)    dividends or other distributions made solely in common Equity Interests (other than Disqualified Stock); and
(iv)     repurchases of Equity Interests of the Borrower pursuant to the Borrower’s Share Repurchase Authorization.
(b)    Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under this Agreement and applicable solely to such Joint Ventures so long as the income of such Joint Ventures is excluded in the calculation of Consolidated EBITDA, (E) sub-clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (F) sub-clause (i) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof and (G) the foregoing shall not apply to any Regulated Insurance Company to the extent prohibited by law or other regulatory requirements of such Regulated Insurance Company.
SECTION 6.07.    Transactions With Affiliates. Except for transactions between or among Loan Parties or between or among non-Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable in any material respect to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
SECTION 6.08.    Business of Borrower and the Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and other business activities which are reasonable extensions thereof or otherwise incidental, reasonably related or ancillary to the business currently conducted or proposed in writing to be conducted as of the Closing Date.
SECTION 6.09.    Other Indebtedness and Agreements.

(a)    Permit any waiver, supplement, modification, amendment, termination or release of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case, to the extent any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect, except, in the case of any Regulated Insurance Company, to the extent necessary or advisable to satisfy regulatory requirements of such Regulated Insurance Company.
(b)    Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, any Indebtedness except (A) the payment of the Indebtedness created hereunder, (B) refinancings and repayments of Indebtedness permitted by Section 6.01 (to the extent not prohibited by applicable subordination provisions) and (C) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
SECTION 6.10.    Minimum Revenue. Permit the revenue of the Borrower and its Subsidiaries on a consolidated basis, for any period of four consecutive fiscal quarters ending at any time during a period set forth below to be less than the amount set forth opposite such period below:
[****]
SECTION 6.11.    Minimum Liquidity. Permit Liquidity to be less than $[****], as of the last day of any fiscal quarter.
SECTION 6.12.    Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31.
SECTION 6.13.    Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.
ARTICLE VII

Events of Default
SECTION 7.01.    Events of Default. In case of the happening of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by any Loan Party in connection with or pursuant to any Loan Document, in each case, taken together with all such other representations and warranties, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan

Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
(d)    default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in (x) Section 5.01(a), 5.02, 5.05(a), 5.08 or 5.14 or in Article VI or (y) 5.04 (a)-(g) or (d) and, in the case of clause (y), such default shall continue unremedied for a period of 5 Business Days;
(e)    default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of the Borrower;
(f)    (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided that this sub-clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, sequestrator, conservator, monitor or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of the greater of (A) $[****] and (B) [****]% of Consolidated Operating Income (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and has acknowledged coverage), calculated on a pro forma basis, for the twelve month period then last ended for which financial statements have been delivered (or are required to have been delivered) pursuant Section 5.04(a) or (b) and (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;
(j)    an ERISA Event shall have occurred that when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;
(k)    any Guarantee under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms or as expressly permitted herein), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
(l)    any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, unless due to a failure by any Secured Party to perform its obligations with respect to Collateral pursuant to the Loan Documents;
(m)    there shall have occurred a Change in Control; or
(n)    any License of any Regulated Insurance Company held by such Regulated Insurance Company on the Closing Date or acquired by such Regulated Insurance Company thereafter, the loss of which would reasonably be expected to have a Material Adverse Effect, (i) shall be revoked by a final non-appealable order by the Governmental Authority which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Regulated Insurance Company which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (ii) shall be suspended by such Governmental Authority for a period in excess of 30 days or (iii) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal by such Regulated Insurance Company;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall (at the request of the Required Lenders) by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, any Early Payment Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees, any Early Payment Fee and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting or other control of any Regulated Insurance Company or affect the ownership of any Regulated Insurance Company shall be pursuant to the applicable law and regulation and, if and to the extent required thereby, subject to the prior consent of the Applicable Insurance Regulatory Authority and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, no party, including the Administrative Agent and the Lenders, shall take any action pursuant hereto that would constitute or result in any assignment or transfer of control of any Regulated Insurance Company if such assignment or transfer of control would require, under then existing law, the prior approval of the Applicable Insurance Regulatory Authority and any other applicable Governmental Authority, without first obtaining such approval of the Applicable Insurance Regulatory Authority or such other applicable Governmental Authority and notifying the Applicable Insurance Regulatory Authority or such other applicable Governmental Authority of the consummation of such assignment or transfer of control (to the extent required to do so).
SECTION 7.02.    Application of Funds.
(a)    upon the exercise of remedies provided for in Section 7.01 (or after the Loans and other Obligations have automatically become immediately due and payable as set forth in Section 7.01) any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel under Section 9.05 and amounts payable under Sections 2.14, 2.16 and 2.20) payable to the Administrative Agent in its capacity as such;
(ii)    second, to payment of that portion of the Obligations constituting fees, indemnities, premium (including any Early Payment Fee) and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel under Section 9.05 and amounts payable under Sections 2.14, 2.16 and 2.20) payable to the Lenders, ratably among them in proportion to the amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) held by them;
(v)    fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
(vi)    last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower (to be wired in accordance with wire instructions provided in writing by the Borrower to the Administrative Agent at least two Business Days prior to any such payment) or as otherwise required by applicable law.
(b)    Notwithstanding the foregoing provisions of this Section 7.02, in the event that any payments on account of the Obligations or proceeds of Collateral shall be received by any Revolving Credit Lender or Term Lender in violation of the priorities set forth herein, such payments or proceeds of Collateral shall be held in trust for the benefit of, and shall be paid over to or delivered to, the Administrative Agent for application in accordance with the terms hereof.
(c)    Notwithstanding the foregoing, with respect to any non-cash proceeds of Collateral (or non-cash amounts or assets distributed on account of a Lien in the Collateral or the proceeds thereon), such non-cash proceeds, amounts or assets shall be held by the Administrative Agent or any applicable sub-agent as if they are Collateral and, at such time as such non-cash proceeds, amount or assets are monetized (at the direction of the Administrative Agent) shall be applied in the order of application set forth in Section 7.02. The Administrative Agent or any applicable sub-agent shall hold and take any action with respect to such noncash proceeds, amounts or assets as if they were Collateral and shall be subject to the terms set forth herein, in the Loan Documents and any applicable laws with respect thereto.
ARTICLE VIII

The Administrative Agent; Etc.
SECTION 8.01.    Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document. Each Lender hereby acknowledges and agrees that the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents. The Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead , such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The permissive authorizations, entitlements, powers and rights (including the right to request that the Borrower take an action or deliver a document and the exercise of remedies following an Event of Default) granted to the Administrative Agent herein shall not be construed as duties. The Administrative Agent shall not have any responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held un-invested pending distribution thereof. Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Administrative Agent herein shall apply to any document entered into by the Administrative Agent in connection with its role as Administrative Agent under the Loan Documents. Except to the extent expressly provided otherwise herein, the Required Lenders shall have the right to direct the Administrative Agent in all matters concerning the Loan Documents.
SECTION 8.02.    Delegation of Duties. The Administrative Agent may execute any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any agent or attorney in fact that it selects with due care. Any such delegation made shall not preclude the subsequent exercise of those rights and powers by the Administrative Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities and discretions.
SECTION 8.03.    Default; Collateral. (a) Upon the occurrence and continuance of an Event of Default, the Lenders agree that Required Lenders shall have the sole right to determine a course of action for the enforcement of the rights of the Lenders, and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders. All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent (at the direction of the Required Lenders) and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the fees, expenses and other amounts payable to the Administrative Agent. In actions with respect to any Collateral or other property or assets of the Borrower or any of its Subsidiaries, the Administrative Agent is acting for the benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other Indebtedness or obligations of the Loan Parties to the Loans or the Obligations shall be construed as being for the benefit of each Lender.
(a)    Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents to which it is a party on the date hereof on behalf of and for the benefit of the Lenders.
(b)    Except to the extent that the consent of such Lender is required under Section 9.08, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon, all of the Lenders.
(c)    The Administrative Agent is hereby authorized (but not obligated) on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any property, Collateral or Loan Documents which may be necessary to create, perfect and maintain perfected Liens upon the Collateral and the properties granted pursuant to the Loan Documents.
(d)    The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in any of the Loan Documents; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT. Notwithstanding anything contained in the

Loan Documents or otherwise to the contrary, the Administrative Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon the payment in full of the Obligations (other than contingent obligations for which no claim has been asserted) and termination of the Commitments; (ii) constituting property being sold or disposed of to a Person that is not a Loan Party if any Loan Party certifies in an officer’s certificate of such Loan Party to the Administrative Agent, in a form reasonably acceptable to the Administrative Agent, that the sale or disposition is permitted under this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by the Loan Parties to be, renewed; or (v) consisting of an instrument or other possessory loan evidencing Indebtedness or other obligations pledged to the Administrative Agent (for the benefit of the Lenders), if the Indebtedness or obligations evidenced thereby has been paid in full or otherwise superseded. In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon the Collateral as otherwise contemplated herein and in the other Loan Documents if approved and authorized by the Lenders in accordance with Section 9.08. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority, and will direct the Administrative Agent, to release particular types or items of the Collateral pursuant to this Section and the Administrative Agent shall be entitled to conclusively rely, and shall be fully protected in so relying, upon the authorization of the Lenders. In the absence of such authorization, the Administrative Agent shall be entitled to refrain from granting any release under this Section.
(f)    In furtherance of the authorizations set forth in this Section, each Lender hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Loan Documents, (ii) to take action with respect to the Collateral and Loan Documents to create, perfect, maintain and preserve the Administrative Agent’s Liens therein, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Loan or to release any Guarantor to the extent authorized herein or in the other Loan Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the matters described in this Section. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Loan under the Loan Documents.
SECTION 8.04.    Liability of Administrative Agent.
(a)    Neither the Administrative Agent nor any of its Related Parties shall:

(i)    BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT), or
(ii)    be responsible in any manner to any Lender or any other Person for any recital, statement, representation or warranty made by the Borrower, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any of its Subsidiaries, any Guarantor or any Affiliate thereof.
(b)    The Administrative Agent shall not be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. In no event shall the Administrative Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Administrative Agent has been advised of the possibility of such damages and regardless of the form of action. The Administrative Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts may include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.
(c)    Notwithstanding any other provision of this Agreement or the other Loan Documents, the Administrative Agent shall consult with the Required Lenders and only take action (or refrain from taking action) with the consent of the Required Lenders (or, in each case, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, to give such request or direction hereunder), and the Administrative Agent shall not be liable for any action taken (or not taken) with the consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, to give such request or direction hereunder). The Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.
SECTION 8.05.    Reliance by Administrative Agent.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent,

certificate, affidavit, letter, facsimile, e-mail or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and shall be entitled to consult and seek advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. Delivery of reports, documents and other information to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to the Administrative Agent and other publicly available information shall not constitute actual or constructive knowledge. Knowledge of or notices or other documents delivered to the Administrative Agent in any capacity shall not constitute knowledge of or delivery to the Administrative Agent in any other capacity under the Loan Documents or to any affiliate or other division of the Administrative Agent.
(b)    Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by the Administrative Agent under the terms of this Agreement and the other Loan Documents, the Administrative Agent may seek the written direction of the Lenders (which written direction may be in the form of an e-mail), and the Administrative Agent is entitled to rely (and is fully protected in so relying) upon such direction. If the Administrative Agent requests such direction with respect to any action, the Administrative Agent shall be entitled to refrain from such action unless and until the Administrative Agent has received such direction, and the Administrative Agent does not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the direction of the Required Lenders shall apply and be sufficient for all purposes. If the Administrative Agent so requests, it must first be indemnified to its satisfaction by the Lenders against any and all fees, losses, liabilities and expenses which may be incurred by the Administrative Agent by reason of taking or continuing to take, or omitting, any action directed by any Lender. Any provision of this Agreement or the other Loan Documents authorizing the Administrative Agent to take any action does not obligate the Administrative Agent to take such action.
(c)    Each Lender that has funded its pro rata share of the Loans shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter sent by the Borrower or the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender. In determining compliance with any condition hereunder or under the other Loan Documents to the closing of this Agreement, the making of a Loan or any disbursement or any withdrawal from any account, the Administrative Agent may presume that such condition is satisfactory to each Lender unless the Administrative Agent has received written notice to the contrary from such Lender prior to the closing, the making of such Loan, any such disbursement or any such withdrawal.
(d)    The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken by the Administrative Agent in good faith thereon.
(e)    If at any time the Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Administrative Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Administrative Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Administrative Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
(f)    In connection with the delivery of any information to the Administrative Agent by any other Person to be used in connection with the preparation or distribution of calculations or reports, the Administrative Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of this information.
(g)    If the Administrative Agent shall reasonably require any information to perform its duties under the Loan Documents, the Borrower shall, to the extent it has such information, provide such information promptly upon request.
(h)    Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, the Administrative Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).
(i)    Not less than four Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any payment, distribution or transfer of funds by the Administrative Agent to any Person under the Loan Documents, the payee shall provide to the Administrative Agent such documentation and information as may be requested by the Administrative Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). The Administrative Agent shall not have any duty, obligation or liability to make any payment to any Person unless it has timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to the Administrative Agent.
(j)    The Administrative Agent shall not be liable for any loss, including any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Loan Documents.
(k)    The Administrative Agent shall act as the withholding agent under this Agreement with respect to U.S. withholding only (and in no event shall the Administrative Agent have any duty, obligation or liability with respect to the withholding laws or requirements of any other country). The Administrative Agent shall have the right to withhold amounts from any payments under the Loan Documents, and shall not be liable for such withholding, as required to comply with applicable law. The Borrower and the Lenders, as applicable, shall provide to the Administrative Agent any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Administrative Agent as may be necessary to (i) determine the nature of the income and whether any tax or withholding obligations apply, (ii) reduce or eliminate the imposition of U.S. withholding taxes and (iii) permit the Administrative Agent to fulfill its tax reporting obligations under applicable law with respect to this Agreement or any amounts paid to the Lenders. The Administrative Agent, both in its individual capacity and in its capacity as Administrative Agent, shall have no liability to the Borrower, the Lenders or any other Person in connection with any tax withholding amounts paid or withheld pursuant to applicable law arising from the Borrower’s or a Lender’s failure, as applicable, to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this Agreement. In the event any IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, the Borrower or any Lender shall promptly provide to the Administrative Agent an updated version of such form, certificate or other documentation or promptly notify the Administrative Agent in writing of its legal inability to do so.
(l)    The Lenders and any transferees or assignees after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under applicable laws, including any applicable cost basis reporting obligations.
SECTION 8.06.    Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders.
SECTION 8.07.    Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that neither the Administrative Agent nor any Related Party of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent or any Related Party thereof shall be deemed to constitute any representation or warranty by the Administrative Agent or such Related Party to any Lender as to any matter, including whether the Administrative Agent or the Related Parties thereof have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any Related Party thereof made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any Related Party thereof and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any Related Party thereof.
SECTION 8.08.    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the parent entities of the Borrower and its Affiliates as though such Person were not the Administrative Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. To the extent the Administrative Agent makes any portion of the Loans hereunder, the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity as such, and the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.
SECTION 8.09.    Successor Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders with a written copy of such notice to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent in consultation with the Borrower. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents and the term “ Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall inure to the benefit of such retiring Administrative Agent, its sub-agents or attorneys in fact and such Administrative Agent’s Related Parties as to any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in the case of any security held by the Administrative Agent on behalf of the Lenders under the Loan Documents, the retiring Administrative Agent shall continue to hold such security in a custodial capacity only until such time as a successor agent is appointed or deposit such security with a court of competent jurisdiction (at the expense of Lenders). Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the business of the Administrative Agent shall be the successor of the Administrative Agent without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
SECTION 8.10.    Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent pursuant to the terms of the Loan Documents) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent pursuant to the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 8.11.    Modifications to Article VIII. The Borrower, the Administrative Agent and each Lender acknowledge and agree that except as otherwise expressly set forth, the provisions of this Article VIII solely govern the relationship among the Lenders and the Administrative Agent and do not alter or otherwise modify the provisions of this Agreement applicable to the Borrower or the other Loan Parties or otherwise apply to the Borrower or the other Loan Parties. The provisions of this Article VIII may be modified without the Borrower’s or any Loan Party’s consent, but with notice thereafter to the Borrower, so long as such modifications do not alter any of the Borrower’s rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner.
SECTION 8.12.    Discretionary Acts and Solicitation of Lender Consent. Notwithstanding anything else to the contrary herein or in the other Loan Documents, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent, it is understood that the Administrative Agent shall act at the direction of the Lenders and shall be fully protected in acting pursuant to such directions.
SECTION 8.13.    Erroneous Payments.
(d)    If the Administrative Agent determines at any time that any amount received by the Administrative Agent under this Agreement or any other Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any bankruptcy or other Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(e)    (A)    If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 8.13(b) shall be conclusive, absent manifest error.
(B)    Without limiting immediately preceding Section 8.13(b)(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.
(C)    Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under Section 8.13(b)(A) above or under the indemnification provisions of this Agreement.
(f)    (i)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (b), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the

“Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(g)    Each party hereto agrees that, except to the extent that the Administrative Agent has sold any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether such Administrative Agent may be equitably subrogated, such Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient with respect to the Erroneous Payment Return Deficiency.
(h)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(i)    Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(j)    This Section 8.13 shall not apply to the disbursement of any proceeds of a Loan to or at the express direction of the Borrower, and no Erroneous Payment shall, constitute, create, increase or otherwise alter any Obligations of the Loan Parties under the Loan Documents or otherwise. In addition, (i) no payment of Obligations made in accordance with this Agreement with funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying such Obligations shall constitute an Erroneous Payment and (ii) without limiting clause (e) above, notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor any other Loan Party shall have any liability for any actions or inactions of any Payment Recipient, including any failure by any Payment Recipient to comply with the above provisions of this Section 8.13, and the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that, notwithstanding anything in Section 9.05 to the contrary, no Loan Party shall have any liability for losses, claims, damages, liabilities and expenses (including Attorney Costs) or indemnification obligations arising out of, resulting from or in connection with any such actions or inactions of any Payment Recipient in respect of any Erroneous Payment. Notwithstanding anything to the contrary in this Section 8.13 or in any other Loan Document, the Borrower and the Loan Parties shall have no obligations, liabilities or responsibilities for any actions, consequences or remediation (including the repayment or recovery of any amounts) contemplated by this Section 8.13 (and, for the avoidance of doubt, it is understood and agreed that if a Loan Party has paid principal, interest or any other amounts owed pursuant to a Loan Document, nothing in this Section 8.13 (or Section 9.05 (or any equivalent provision) in connection therewith) shall require any such Loan Party to pay additional amounts that are duplicative of such previously paid amounts).
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by e-mail, as follows:
(a) if to the Borrower, to it at:
6100 4th Ave S
Suite 200
Seattle, WA 98108
Attention: Wei Li
E-mail: [****]
Telephone: [****]
(b) if to the Administrative Agent, to it at:
Piper Sandler Finance, LLC
345 Park Avenue, 12th Floor
New York, NY 10154
Attention: Amrit Agrawal
Telephone: [****]
Email: [****]

(c)    if to a Lender, to it at its address (or e-mail address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by e-mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.
The Borrower hereby acknowledges that the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic transmission system (the “Platform”).
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by e-mail) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.
SECTION 9.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 9.04.    Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b)    Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $[****], and not less than, $[****] (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including U.S. Federal and state securities laws), information necessary to satisfy the Administrative Agent’s “know your customer” requirements and all applicable tax forms. Upon acceptance and recording pursuant to clause (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. No assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its subsidiaries.
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a)(i) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above, if applicable, the completion of the Administrative Agent’s “know your customer” requirements and the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).
(f)    Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Person’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.
(g)    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
(h)    Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the

Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(j)    The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
(k)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(l)    Notwithstanding the foregoing or anything to the contrary herein, in no event shall (i) any assignment be made to any Sanctioned Person or any of its affiliates or (ii) any participation be sold to any Sanctioned Person or any of its affiliates, and any such assignment or participation, as applicable, shall be null and void ab initio.
SECTION 9.05.    Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable, out-of-pocket expenses incurred by the Administrative Agent and the Lenders in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made, including reasonable fees, charges and disbursements of counsel (limited to (1) one counsel for the Administrative Agent and Lenders, taken as a whole, (2) if reasonably necessary, a single special counsel for the Administrative Agent and the Lenders, taken as a whole, for each relevant specialty and (3) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected persons similarly situated, taken as a whole).
(b)    The Borrower agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of counsel (limited to (x) one counsel for all other Indemnitees, taken as a whole, in each relevant jurisdiction and (y) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are from any dispute solely among Indemnitees other than claims (1) against the Administrative Agent in its capacity or in fulfilling its role as Administrative Agent under the Facilities or (2) arising out of any act or omission on the part of the Borrower or their respective Affiliates. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or a Related Party thereof under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments (if any) at the time (in each case, determined as if no Lender were a Defaulting Lender).
(d)    To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and hereby waives, any claim against any such other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    The provisions of this Section shall survive, remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
SECTION 9.06.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.07.    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW.
SECTION 9.08.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall:
(i)    decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan (other than a determination as to the application of the default rate under Section 2.07), without the prior written consent of each Lender directly adversely affected thereby;
(ii)    increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender;
(iii)    (1) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 7.02, Section 9.04(j) or the provisions of this Section, (2) release any Guarantor (other than in connection with the sale, consolidation, liquidation, amalgamation or merger of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral or value thereof, or (3) subordinate the Obligations or the Liens on the Collateral securing the Obligations, in each case, without the prior written consent of each Lender;
(iv)    change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;
(v)    modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV;
(vi)    reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); or
(vii)    amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
(c)    No amendment or waiver shall, unless signed by the Required Revolving Credit Lenders (or by the Administrative Agent with the consent of the Required Revolving Credit Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower: (i) amend or waive compliance with the conditions precedent to the obligations of the Revolving Credit Lenders to make any Revolving Loan in Section 4.01; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Credit Lenders to make any Revolving Loan in Section 4.01. No amendment or waiver shall: (x) amend or waive this Section 9.08(c) or the definitions of the terms used in this Section 9.08(c) insofar as the definitions affect the substance of this Section 9.08(c); (y) change the definition of the term Required Revolving Credit Lenders; or (z) change the percentage of Lenders which shall be required for Revolving

Credit Lenders to take any action hereunder, in each case, without the consent of all of the Revolving Credit Lenders.
SECTION 9.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law (including, for greater certainty, Section 347 of the Criminal Code (Canada)), the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.10.    Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders, and the Loan Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by e-mail or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement. Each of the parties hereto agrees and acknowledges that (i) the transaction consisting of this Agreement may be conducted by electronic means, (ii) it is such party’s intent that, if such party signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (iii) it is being provided with an electronic or paper copy of this Agreement in a usable format.
SECTION 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.    Jurisdiction; Consent to Service of Process. (a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.16.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a)(i)  to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors and consultants (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to its financing sources and (iii) in the case of Lender that is a fund or an account, any general partner or director, investor (including prospective investors), the direct or indirect limited partners, equityholders and members, in each case of such fund or account (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any legal, judicial, governmental, administrative, regulatory authority or quasi-regulatory authority purporting to have jurisdiction over such Person or its Related Parties (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section, or (h) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of the Information. For the purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Subsidiaries and related to the Borrower or any of its Subsidiaries or their respective businesses, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of Information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
SECTION 9.17.    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.
SECTION 9.18.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such

Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such a Lender has not provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that: none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
SECTION 9.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.21.    OID. The Initial Term Loans are being issued with original issue discount (“OID”). The issue price, the issue date, the total amount of OID, and the yield to maturity of the Initial Term Loans may be obtained by writing to the Borrower at the address set forth in Section 9.01.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRUPANION, INC., as Borrower
By: /s/ Darryl Rawlings

Name: Darryl Rawlings
Title: Chief Executive Officer

PIPER SANDLER FINANCE, LLC, as Administrative Agent
By:
/s/ Amrit Agrawal
Name: Amrit Agrawal
Title: Chief Investment Officer

[Lender signatures follow]